UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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 ☐   Soliciting Material Pursuant to §240.14a-12.

New Media Investment Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders:

On behalf of the Board of Directors of New Media Investment Group Inc. (“New Media” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of New Media Investment Group Inc. (the “Annual Meeting”) on May 23, 2019, at 8:00 a.m., Eastern Time, at the Woodcliff Hotel & Spa located at 199 Woodcliff Drive, Fairport, New York 14450. The matters to be considered by the stockholders of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at the Annual Meeting are described in detail in the accompanying materials.

We are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access proxy materials via the Internet and vote your shares or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.

It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “HOW TO VOTE” IN THIS PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. Returning or completing the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All stockholders may vote in person at the Annual Meeting. In addition, any stockholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. You must take the following steps in order to be able to attend and vote at the Annual Meeting: (a) if you are not the holder of record, obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections at the Annual Meeting along with your ballot, (b) contact our Investor Relations department at ir@newmediainv.com or (212) 479-3160 to obtain an admission card and present this admission card to the inspector of elections at the Annual Meeting and (c) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections at the Annual Meeting.

Sincerely,

Wesley R. Edens
Chairman of the Board of Directors

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of New Media Investment Group Inc.:

The annual meeting of stockholders of New Media Investment Group Inc., a Delaware corporation (the “Company”), will be held on May 23, 2019, at 8:00 a.m., Eastern Time, at the Woodcliff Hotel & Spa located at 199 Woodcliff Drive, Fairport, New York 14450 (the “Annual Meeting”).

The matters to be considered and acted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

(1)	the election of two directors to serve until the 2020 Annual Meeting or until a successor is elected and duly qualified;
(2)	the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 29, 2019;
(3)	the approval, on an advisory basis, of the Company’s executive compensation as disclosed in the accompanying proxy statement;
(4)	to consider the stockholder proposal requesting “majority voting” in uncontested elections of directors; and
(5)	any other business properly presented at the Annual Meeting.

Only stockholders of record at the close of business on April 8, 2019 will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall

Secretary

1345 Avenue of the Americas
45th Floor
New York, New York 10105
April 12, 2019

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “HOW TO VOTE” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2019:

The Notice of Annual Meeting, Proxy Statement and the Annual Report

are available at http://materials.proxyvote.com/64704v

i

NEW MEDIA INVESTMENT GROUP INC.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
PROXY STATEMENT
For the 2019 Annual Meeting of Stockholders to be Held on
May 23, 2019

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of New Media Investment Group Inc. (“we”, “us”, “our”, “New Media” or the “Company”) for use at the 2019 Annual Meeting of stockholders (the “Annual Meeting”) to be held on May 23, 2019 at 8:00 a.m., Eastern Time, at the Woodcliff Hotel & Spa located at 199 Woodcliff Drive, Fairport, New York 14450. Only holders of record of our common stock, par value $0.01 per share (the “Common Stock”) at the close of business on April 8, 2019, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 60,241,078 shares of Common Stock outstanding and entitled to vote. We made our proxy materials available to stockholders via the internet or in printed form on or about April 12, 2019. Our proxy materials include the Notice of the Annual Meeting, this Proxy Statement, the proxy card, our annual report to security holders and our Annual Report on Form 10-K for the year ended December 30, 2018 (together, the “Annual Report”). These proxy materials, other than the proxy card which is available with the printed materials, can be accessed at http://materials.proxyvote.com/64704v.

A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of the Annual Meeting. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

PLEASE NOTE, ONLY STOCKHOLDERS AS OF THE RECORD DATE AND THEIR REPRESENTATIVES ARE ENTITLED TO ATTEND THE ANNUAL MEETING AND WE RESERVE THE RIGHT TO LIMIT ATTENDANCE TO A SINGLE REPRESENTATIVE PER STOCKHOLDER.

YOU MUST TAKE THE FOLLOWING STEPS IN ORDER TO BE ABLE TO ATTEND AND VOTE AT THE ANNUAL MEETING: (1) if you are not the holder of record, obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections at the Annual Meeting along with your ballot, (2) contact our Investor Relations department at ir@newmediainv.com or (212) 479-3160 to obtain an admission card and present this admission card to the inspector of elections at the Annual Meeting and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections at the Annual Meeting.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, stockholders of the Company’s Common Stock will vote upon:

(1)	the election of two directors to serve until the 2020 Annual Meeting or until a successor is elected and duly qualified;
(2)	the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 29, 2019;
(3)	the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement;
(4)	to consider the stockholder proposal requesting “majority voting” in uncontested elections of directors; and
(5)	any other business properly presented at the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board. The expense of preparing, printing and mailing the proxy materials and the proxies solicited hereby will be borne by the Company. Following the original mailing of the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and paper copies of proxies and other proxy materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. Following the original mailing of the Notice of Internet Availability and paper copies of the proxies and other proxy materials, we will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 8, 2019, and will provide reimbursement for the cost of forwarding the material.

Stockholders Entitled to Vote

As of April 8, 2019, there were outstanding and entitled to vote 60,241,078 shares of our Common Stock. Each share of our Common Stock entitles the holder to one vote on each proposal included herein. Stockholders of record at the close of business on April 8, 2019 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A stockholder list will be available for examination by New Media stockholders during the Annual Meeting at the Woodcliff Hotel & Spa located at 199 Woodcliff Drive, Fairport, New York 14450 and at the office of the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, during ordinary business hours throughout the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability or printed proxy materials were sent directly to you by the Company.

Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials were provided to you by your bank or broker. The bank or broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.

Voting at the Annual Meeting

If you properly provide your proxy in time to be voted at the Annual Meeting, it will be voted as you specify unless it is properly revoked prior thereto. If you properly provide your proxy but do not include your voting specifications, the shares of Common Stock represented by the proxy will be voted as follows:

(1)	FOR the election of the nominees to our Board;
(2)	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 29, 2019; and
(3)	FOR the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement; and
(4)	ABSTAIN on the stockholder proposal requesting “majority voting” in uncontested elections of directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.

Required Vote

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold shares in your own name as holder of record and attend the Annual Meeting, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

A broker non-vote occurs when a nominee holding shares of record for a beneficial owner (i.e., a broker) does not vote on a particular proposal because it has not received voting instructions from the beneficial owner and therefore is precluded by the New York Stock Exchange (“NYSE”) listing standards from voting on a particular matter. Under NYSE listing standards, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions will not be entitled to vote on Proposals 1, 3 and 4 (non-routine matters), but will be entitled to vote on Proposal 2 (a routine matter).

The nominees to our Board (Proposal 1) will be elected by a plurality of all the votes of the shares of the Company’s Common Stock entitled to vote on the election of directors, present in person or represented by proxy at a meeting at which a quorum is present.

The affirmative FOR vote of a majority of shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm (Proposal 2), the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement (Proposal 3), and the stockholder proposal requesting “majority voting” in uncontested elections of directors (Proposal 4).

A vote “withheld” from a director nominee or a broker non-vote on a director nominee will not affect the outcome of the election of directors. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm (Proposal 2), or the approval, on an advisory basis, of the Company’s executive compensation (Proposal 3), or the stockholder proposal requesting “majority voting” in uncontested elections of directors (Proposal 4), your abstention will have the same effect as a vote cast against such proposal. Broker non-votes will not affect the outcome of Proposals 1, 3 and 4.

How to Vote

We encourage you to vote as soon as possible, even if you plan to attend the Annual Meeting. Your vote is important, and for all items other than ratification of the appointment of our auditor, if you hold shares in street name your shares will not be voted by your bank or broker if you do not provide voting instructions. You may vote common shares that you own as of the close of business on April 8, 2019.

If you are a stockholder of record, you may instruct the proxies to vote your shares by telephone at 1-800- 690-6903 or on the Internet at www.proxyvote.com twenty-four hours a day, seven days a week. Telephone and Internet voting are available through 11:59 p.m. Eastern Time on May 22, 2019. More information regarding Internet voting is given on the Notice of Internet Availability. If you received your proxy materials by mail, you can vote by completing, signing, dating and mailing the proxy card in the pre-paid enclosed envelope. For telephone and Internet voting, you will need the 12-digit control number included on your Notice of Internet Availability, on your proxy card or in the instructions that accompanied your proxy materials. In addition, you may vote your shares of our Common Stock in person during the Annual Meeting.

If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Right to Revoke Proxy

If you are a stockholder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Cameron D. MacDougall, at New Media Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105;
•	complete, sign, date and mail a new proxy card to our Secretary;
•	dial the number provided on the proxy card and vote again;

•	log on to the Internet site provided on the proxy card and vote again; or
•	attend the Annual Meeting in person and vote again.

If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.

Voting Results

The Carideo Group, Inc. (a representative of Broadridge Financial Solutions Inc.), our independent tabulating agent, will count the votes and act as the Inspectors of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting.

Confidentiality of Voting

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election to examine these documents.

Recommendations of the Board

The Board recommends a vote:

(1)	FOR the election of the nominees to our Board;
(2)	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 29, 2019;
(3)	FOR the approval, on an advisory basis, of the Company’s executive compensation as disclosed in this Proxy Statement; and
(4)	The Board makes no voting recommendation on the stockholder proposal requesting “majority voting” in uncontested elections of directors.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The first proposal is to elect two directors to serve until the 2020 Annual Meeting or until a successor is duly elected and qualified.

Our Amended and Restated Bylaws (the “Bylaws”) provide that our Board shall consist of not less than three and not more than eleven directors as the Board may from time to time determine. The number of directors on the Board is currently fixed at five. Our Board is currently divided into three classes, however, at the 2018 annual meeting of stockholders, our stockholders approved amendments to our Bylaws that eliminate the classification of our Board. As a result, commencing with this Annual Meeting, directors standing for election will be elected for a one-year term. The remaining directors will continue to serve out their respective three-year terms. The entire Board will be elected annually commencing with the 2021 annual meeting of stockholders.

The expiration of the current directors’ terms are as follows:

Director	Term Expiration
Theodore P. Janulis	2019
Michael E. Reed	2019

Wesley R. Edens	2020
Kevin M. Sheehan	2020

Laurence Tarica	2021

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously proposed Messrs. Janulis and Reed as nominees for election as directors. Each of the director-nominees currently serves on our Board. If elected, Messrs. Janulis and Reed will hold office until the 2020 Annual Meeting or until a successor is duly elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Mr. Janulis and FOR Mr. Reed. If a nominee becomes unable to stand for election as a director, an event that our Board does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board.

The Board recommends that you vote FOR the election of Mr. Janulis and FOR the election of Mr. Reed, to serve as our directors until the 2020 Annual Meeting of stockholders or until a successor is duly elected and qualified.

Information Concerning our Directors, Including the Director Nominees

Set forth below is certain biographical information for our directors, including the director-nominees, as well as the month and year each person was first elected as one of our directors.

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to serve on the Board and its committees.

Name, Position, Age	Description
Wesley R. Edens Chairman and Director Age: 57 Director since November 2013
Mr. Edens has been Chairman of our Board since our inception, and served in this position when GateHouse Media, Inc. (our “Predecessor”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 27, 2013. He is Co-Chief Executive Officer of Fortress Investment Group LLC (“Fortress”), a global investment management firm and an affiliate of FIG LLC (our “Manager”), and has been a member of the board of directors of Fortress since November 2006. Mr. Edens has been a principal and a member of the Management Committee of Fortress since co-founding Fortress in 1998. Mr. Edens is responsible for the private equity and publicly traded alternative investment businesses of Fortress. He is also Chairman of the board of directors of each of Drive Shack Inc. (formerly known as Newcastle Investment Corp.) and New Fortress Energy LLC, and he is a director of Mapeley Limited. Mr. Edens also previously served on the boards of the following publicly traded companies and registered investment companies: New Senior Investment Group Inc. from November 2014 to January 2019; OneMain Holdings, Inc. from November 2010 to June 2018; Florida East Coast Railway Corp. from December 2007 to June 2017; Intrawest Resorts Holdings Inc. from January 2014 to July 2017; Fortress Transportation and Infrastructure Investors LLC from May 2015 to May 2016; Gaming and Leisure Properties Inc. from October 2013 to October 2016; New Residential Investment Corp. from April 2013 to May 2016; Nationstar Mortgage Holdings Inc. from February 2012 to July 2016; Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A., from September 2006 to June 2014; Penn National Gaming, Inc. from October 2008 to November 2013 and our Predecessor from June 2005 to November 2013. Prior to forming Fortress, Mr. Edens was a partner and a managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and a managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University.

Mr. Edens has extensive credit, private equity finance and management expertise, as well as extensive experience as an officer and director of public companies and a deep familiarity with our Company. These factors and his other qualifications and skills led our Board to conclude that Mr. Edens should serve as a director.

Name, Position, Age	Description
Michael E. Reed Director Age: 52 Director since November 2013	For Mr. Reed’s biography, see “Executive Officers.”

Kevin M. Sheehan Director Age: 65 Director since November 2013
Mr. Sheehan has been a member of our Board since our inception, and was a member of the board of directors of our Predecessor from October 2006 through November 26, 2013 and served in this position when our Predecessor filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 27, 2013. From August 2016 to September 2018, Mr. Sheehan served as a director, and from June 2018 to October 2018, as a senior advisor of Scientific Games Corporation, provider of games, systems and services for casino, lottery, social gaming, online gaming and sports betting. Mr. Sheehan served as the Chief Executive Officer and President of Scientific Games from August 2016 until June 2018. From February 2015 through August 2016, Mr. Sheehan taught full time as the John J. Phelan, Jr. Distinguished Visiting Professor of Business at Adelphi University. From 2007 to January 2015, Mr. Sheehan served in various positions at Norwegian Cruise Line, a global cruise travel company, including as the Chief Executive Officer and President from November 2008 and August 2010, respectively, until January 2015 and Chief Financial Officer from November 2007 until September 2010. Previously, Mr. Sheehan provided consulting services to Cerebrus Capital Management LP (2006-2007) and provided consulting services to Clayton Dubilier & Rice (2005-2006). Prior thereto, Mr. Sheehan was Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division (included global responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express) from January 2003 until May 2005. From March 2001 until May 2003, Mr. Sheehan served as Chief Financial Officer of Cendant Corporation. From August 1999 to February 2001, Mr. Sheehan was President—Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a director of that company from June 1999 until February 2001. From August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as a Distinguished Visiting Professor—Accounting, Finance and Economics. Mr. Sheehan currently serves as a director and a member of the audit committee of Dave & Busters, an operator of restaurant and entertainment complexes, a director and member of the audit committee of Navistar, Inc., a holding company for producers of military trucks, proprietary diesel engines, and school and commercial busses, and a director of Hertz Global Holdings, Inc. and its wholly-owned subsidiary The Hertz Corporation, operators of vehicle rental brands. Mr. Sheehan previously served as a director of Bob Evans Farms from April 2014 to May 2017. Mr. Sheehan is a graduate of Hunter College and New York University Graduate School of Business, and is a Certified Public Accountant.

Mr. Sheehan has significant experience in a senior management capacity for large corporations. Specifically, his experience as the Chief Executive Officer and Chief Financial Officer of several large corporations provides him with important experience and skills, as well as an understanding of the complexities of our current economic environment. Mr. Sheehan also brings significant financial expertise to our Board.

Name, Position, Age	Description
Theodore P. Janulis Director Age: 60 Director since January 2014
Mr. Janulis has been a member of our Board since January 2014. From January 2014 until June 2016, Mr. Janulis served as the Chief Executive Officer of CRT Greenwich LLC. Prior to that, Mr. Janulis served as Chief Executive Officer of Aurora Bank FSB from September 2008 to January 2013. Before Aurora, he spent 23 years at Lehman Brothers in various senior management roles including Global Head of Mortgage Capital, Global Head of the Investment Management Division, which included Neuberger Berman, and Global Co-Head of Fixed Income. He also served on the firm’s Executive Committee. Mr. Janulis earned his Master of Business Administration from Columbia University Graduate Business School and A.B. from Harvard College.

Mr. Janulis’ knowledge, skill, expertise and experience, including his extensive senior management experience, his service as Chief Executive Officer of two companies and his significant financial background, as evidenced by his professional and educational history, led our Board to conclude that he should serve as a director.

Laurence Tarica Director Age: 69 Director since January 2014
Mr. Tarica has been a member of our Board since January 2014. From March 1991 to December 2014, Mr. Tarica served as President and Chief Operating Officer of Jimlar Corporation (“Jimlar”), a member of the Li and Fung Group. Jimlar was privately held until it was acquired by the Li and Fung Group in 2010. Mr. Tarica joined Jimlar in 1971 and served in leadership roles in sourcing, design, development, sales and marketing. Jimlar is one of the oldest footwear import companies in America. Mr. Tarica also serves on the board of directors of D’Addario and Company, a manufacturer of musical instrument accessories. Mr. Tarica also serves on the Advisory Board of the New York Mets. Mr. Tarica earned his Bachelor of Science in Economics from the University of Pennsylvania, Wharton School of Business.

Mr. Tarica’s knowledge, skill, expertise and experience, specifically his experiences in a variety of business divisions, including sales and marketing, his development of Jimlar’s digital services and social media strategy and his over 20 years of operational and leadership experience as the President and Chief Operating Officer of Jimlar, led our Board to conclude that he should serve as a director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Determination of Director Independence

At least a majority of the directors serving on the Board must be independent. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established categorical standards to assist it in determining director independence, which conform to the independence requirements under the NYSE listing rules. Under the categorical standards, a director will be independent unless:

(a)	within the preceding three years: (i) the director was employed by the Company or its Manager; (ii) an immediate family member of the director was employed by the Company or its Manager as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, its Manager or any controlled affiliate of its Manager (other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service)); (iv) the director was employed by or affiliated with the independent registered public accounting firm of the Company or its Manager; (v) an immediate family member of the director was employed by the independent registered public accounting firm of the Company or its Manager as a partner, principal or Manager; or (vi) an executive officer of the Company or its Manager was on the Compensation Committee of a company which employed the director, or which employed an immediate family member of the director as an executive officer; or
(b)	he or she is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company is the greater of $1 million, or two percent of such other company’s consolidated gross annual revenues.

These categorical independence tests will be reviewed annually and will be made public prior to our annual meeting of stockholders. The Board of Directors may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards. The Board has determined that each of Messrs. Janulis, Sheehan and Tarica are independent for purposes of NYSE Rule 303A and each such director has no material relationship with the Company. In making such determination, the Board of Directors took into consideration that certain directors have invested in the securities of private investment funds or companies managed by or affiliated with the Company’s Manager.

Statement on Corporate Governance

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board consists of a majority of independent directors (in accordance with the listing standards of the NYSE). Our Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors, and employees of our Manager, an affiliate of Fortress. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Executive Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.newmediainv.com. You may also obtain these documents by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Company has also adopted a Code of Ethics for Executive Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Executive Officers or, to the extent also applicable to the principal executive officer, principal financial officer, or other senior accounting officers, the Code of Business Conduct and Ethics by posting such information on our website at www.newmediainv.com.

Board Structure and Leadership

We currently split the roles of Chairman of the Board and Chief Executive Officer. The Board believes that separating these two positions allows each person to focus on their individual responsibilities and enhances the accountability of our Chief Executive Officer to the Board. Under this structure, our Chief Executive Officer can focus his attention on the day-to-day operations and performance of our Company and on implementing our longer-term strategic direction. At the same time, our Chairman of the Board can focus his attention on longer term strategic issues, setting the agenda for and on providing insight and guidance to our Chief Executive Officer. We currently believe that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate, however, our Corporate Governance Guidelines do not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board is free to choose its Chairman of the Board in any way that it deems best at any given point in time.

The Board’s Role in Risk Oversight

The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Board and Committee Meetings

During the year ended December 30, 2018, our Board held ten meetings. In 2018, each director attended at least 75% of the meetings of the Board and the committees on which he served, except for Mr. Edens. The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2018, the Audit Committee met five times, the Nominating and Corporate Governance Committee met two times and the Compensation Committee met six times. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy. One director attended our 2018 Annual Meeting of Stockholders.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current members of our Audit Committee are Messrs. Janulis, Sheehan (Chairman) and Tarica, each of whom has been determined by our Board to be independent in accordance with the rules of the NYSE and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting with the Board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.newmediainv.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Board has determined that Mr. Kevin M. Sheehan qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC.

Compensation Committee

The current members of the Compensation Committee are Messrs. Janulis (Chairman), Sheehan and Tarica, each of whom has been determined by our Board to be independent in accordance with the rules of the NYSE. The Compensation Committee is responsible for overseeing the annual review of the Management Agreement (as defined below) with the Company’s Manager, administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company and making recommendations to the Board regarding director compensation. To the extent the Company, rather than the Manager, is responsible for compensating its executive officers, the Compensation Committee evaluates annually the performance of such officers and makes recommendations to the Board with respect to their compensation. During 2018, the Company did not pay any cash compensation to its executive officers, other than to the Chief Operating Officer. During the fiscal year ended December 30, 2018, the Company granted the Manager options to purchase up to 690,000 shares of our Common Stock for the purpose of compensating the Manager for its successful efforts in raising capital for the Company in connection with our April 2018 equity offering. The charter of the Compensation Committee is available on our website, at www.newmediainv.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director under the NYSE listing standards.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Janulis, Sheehan and Tarica (Chairman), each of whom has been determined by our Board to be an independent director in accordance with the rules of the NYSE. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (b) advising the Board with respect to board composition, procedures and committees; (c) advising the Board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the Board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.newmediainv.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company include such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE listing standard.

In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. The committee will also consider candidates recommended by stockholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a stockholder. In considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee may take into consideration the needs of the Board, the qualifications of the candidate, the number of shares held by the recommending stockholder and the length of time that such shares have been held. Stockholders may submit director candidate recommendations to the Chair of the Nominating and Corporate Governance Committee in care of the Company’s Secretary at New Media Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. Please include the following information:

(a)	the candidate’s name, age, business address and telephone number;
(b)	the candidate’s principal occupation;
(c)	the candidate’s qualifications to be a director;
(d)	whether the candidate would be independent; and
(e)	the number of shares of common stock owned by the candidate and by the stockholder making the recommendation.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board. Nominations for director at an annual stockholder meeting must be submitted in writing to the

Company’s Secretary at New Media Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholders meeting (together with certain required information set forth in the Company’s Bylaws) within the time frames set forth below under “Advance Notice for Stockholder Nominations and Proposals for 2020 Annual Meeting.”

We do not have a formal policy with regard to the consideration of diversity in identifying director-nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

Our Board of Directors believes that diversity can strengthen board performance and is actively searching for women and other candidates with diverse backgrounds and experiences. In addition, we believe that our current practices, including recent enhancements to our director candidate selection process, support board diversity. Specifically, our Board has approved changes to our Corporate Governance Guidelines to provide that the Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women and other diverse candidates. Accordingly, the Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, diverse candidates with respect to characteristics such as gender, race, ethnicity and sexual orientation in the pool of potential candidates from which Board nominees are chosen.

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur regularly during the course of the year without management present. “Non-Management directors” include all directors who are not officers of the Company or employees of the Company’s Manager. The non-management director presiding at those sessions will rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.

Stockholder Communications with Directors

The Company provides the opportunity for stockholders and interested parties to communicate with our directors. You can contact our Board to provide comments, to report concerns or to ask questions, at the following address:

New Media Investment Group Inc.
Investor Relations
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

Stockholders can contact the non-management directors individually, as a committee or as a group at the address above or at the following email address: ir@newmediainv.com.

All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Departments of our Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal control over financial reporting. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for conducting independent audits of the Company’s financial statements and expressing an opinion on the financial statements based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities.

The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 30, 2018 with management and Ernst & Young LLP;
•	discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards; and
•	received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning Ernst & Young LLP’s independence; and has discussed with Ernst & Young LLP its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018 for filing with the SEC.

The Audit Committee
Kevin M. Sheehan, Chair
Theodore P. Janulis, Member
Laurence Tarica, Member

EXECUTIVE OFFICERS

The following individuals serve as the executive officers of New Media.

Michael E. Reed, age 52, is our Chief Executive Officer and President, a member of our Board and an employee of our Manager. He became our Chief Executive Officer and President and a member of our Board on November 26, 2013. Previously he had been our Predecessor’s Chief Executive Officer since January 2006 and served in this position when our Predecessor filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 27, 2013. He was a member of the board of directors of our Predecessor since October 2006. He was formerly the President and Chief Executive Officer of Community Newspaper Holdings, Inc. (“CNHI”), a leading publisher of local news and information and had served in that capacity since 1999. Mr. Reed served as CNHI’s Chief Financial Officer from 1997 to 1999. Prior to that, he worked for Park Communications, Inc., a multimedia company, located in Ithaca, New York. Mr. Reed formerly served on the Board of Directors for the Newspaper Association of America, including one year as Chairman. He formerly served on the Board of Directors for the Minneapolis Star Tribune, from 2009 to 2014. Mr. Reed also formerly served as a director of the Associated Press and Chairman of the Audit Committee for the Associated Press. Mr. Reed was also a member of the Board of Visitors of the University of Alabama’s College of Communication and Information Sciences and was a member of the Grady College Journalism School’s Board of Advisors. Mr. Reed has a deep understanding of our operations, strategy and people, as well as our industry, serving in senior executive capacities in the newspaper and publishing industries for more than 20 years. Mr. Reed also has extensive corporate board experience.

Kirk Davis, age 57, is our Chief Operating Officer. He became our Chief Operating Officer and the Chief Executive Officer of our indirect, wholly-owned subsidiary, GateHouse Media LLC (“GateHouse”) in February 2014. He became the President and Chief Operating Officer of our Predecessor in January 2009. Mr. Davis was the President and Chief Operating Officer of our Predecessor when it filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 27, 2013. Mr. Davis had been an employee of our Predecessor since 2006, when he served as the Chief Executive Officer of GateHouse Media New England. Prior to joining our Predecessor, Mr. Davis served as the Chief Executive Officer of Enterprise NewsMedia, LLC, also known as the South of Boston Media Group, from 2004 to 2006. Prior to that, Mr. Davis served as Vice President of Publishing for Turley Publications, Inc., a publishing and printing company, from 2002 to 2004. Prior to that, Mr. Davis served as President of Community Newspaper Company (“CNC”) from 1998 to 2001. Mr. Davis also served as President of a newspaper group in the Boston area (TAB Newspapers), which was part of CNC, from 1996 to 1998. Mr. Davis also served as a publisher and managed newspaper companies in Pennsylvania, Massachusetts and California.

COMPENSATION OF EXECUTIVE OFFICERS

Mr. Davis, our Chief Operating Officer, is also President and Chief Executive Officer of GateHouse. Our other executive officer is, and our former Chief Financial Officer was, an employee of our Manager or an affiliate of our Manager. Our officers that are employees of our Manager are compensated by our Manager (or the applicable affiliate) and do not receive any compensation directly from us. We do not reimburse our Manager or any of its affiliates for the compensation of such officers, and do not make any decisions regarding the compensation of such officers. For a description of our Manager’s compensation, please refer to the section entitled “Related Persons Transactions—Management Agreement.”

In accordance with our Management Agreement, our officers that are employees of our Manager or an affiliate of our Manager devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. As a result, such officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our Manager, while other of such officers are not exclusively dedicated to us and perform services for our Manager that are unrelated to our affairs.

Mr. Reed, our Chief Executive Officer and President, and Gregory W. Freiberg, our former Chief Financial Officer and Chief Accounting Officer who served the Company until February 2019, each devoted a substantial portion of his time to the Company in 2018, although he did not exclusively provide services to us in 2018. Because our Manager (or the applicable affiliate) compensates each of them based on the overall value of the various services that he performs to our Manager, our Manager is not able to segregate and identify any portion of the compensation awarded to him as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid by our Manager (or the applicable affiliate) to Mr. Reed or Mr. Freiberg in or in respect of 2018 in the “2018 Summary Compensation Table” or the “Grants of Plan-Based Awards in 2018” table, below. Nevertheless, to the extent that the Manager has awarded Mr. Reed or Mr. Freiberg options relating to shares of our Common Stock as part of their overall compensation, we have disclosed those holdings under the “Outstanding Equity Awards at December 30, 2018” table and have disclosed any exercises of those holdings under the “Option Exercises and Stock Vesting in 2018” table, each below.

Compensation Discussion and Analysis

Other than Mr. Davis, our executive officers are not compensated by us and neither our Board nor our Compensation Committee has a role in determining the compensation received by them from our Manager for their services to us. In 2018, our Compensation Committee generally followed the practices of our Predecessor and the terms of Mr. Davis’ existing employment agreement with our Predecessor in regard to Mr. Davis’ annual compensation.

The following Compensation Discussion and Analysis describes the material elements of compensation for Mr. Davis. We have a fairly simple executive compensation program as our Manager is primarily responsible for managing our affairs. Our executive compensation program in 2018 had three key elements: (a) base salary, (b) an annual incentive in the form of an annual bonus, and (c) a long-term incentive in the form of restricted stock. We also provide certain other benefits and perquisites as described below.

Business Highlights

•	Total revenue for the year ended December 30, 2018 increased by $184.0 million, or 13.7%, to $1,526.0 million from $1,342.0 million for the year ended December 31, 2017.
•	Net income for the year ended December 30, 2018 was $18.1 million and net loss for the year ended December 31, 2017 was $0.9 million. The increase in net income resulted from a decrease in impairments of goodwill, mastheads and long-lived assets of $33.1 million, partially offset by increases in several operating expenses including but not limited to newsprint, ink, news and editorial and outside services.
•	In the year ended December 30, 2018, we acquired substantially all the assets, properties and business of seven business publications, eight daily newspapers, 16 weekly publications, one shopper, a print facility, an events production business, cloud services and digital platforms and related domains for an aggregate purchase price of $205.7 million, including estimated working capital and contingent consideration.

Say-on-Pay

Our stockholders approved the fiscal year 2017 executive compensation program at its 2018 annual meeting of stockholders. Our say-on-pay proposal received approximately 52% support in 2018. After considering the results of the vote, the Board concluded that the executive compensation program continued to promote the creation of value for our stockholders, and therefore made no significant changes to the executive compensation program.

In 2015, we also held an advisory vote on the frequency of our say-on-pay vote, which resulted in approximately 90.6% of votes recommending an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote to be held at our 2021 annual meeting of stockholders.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain executives with the requisite skills and experience to help us achieve our business mission and develop, expand and execute business opportunities to improve long-term stockholder value.

Elements of Our Executive Compensation Program

We seek to achieve the objectives for our executive compensation program through the following compensation elements:

Compensation Element	Key Characteristics	Link to Objectives
Base Salary	Fixed; reviewed annually	To provide a competitive rate of pay

Annual Incentive	Variable; discretionary based on Company and individual performance	To ensure that a portion of compensation is at risk and linked to Company and individual performance

Long-Term Incentives	Variable; discretionary	To reinforce the long-term commitment to the Company’s success of the named executive officer

401(k) Retirement Plan	Fixed; our named executive officer participates in the same plan as other employees of the Company	To provide competitive levels of benefits that promote financial security

Benefits and Perquisites	Fixed; substantially the same as the benefits offered to other employees of the Company, including vacation, sick time, participation in medical, dental and insurance programs	To provide competitive levels of benefits that promote health, wellness and financial security

Compensation Setting Process

Role of the Compensation Committee

Our Compensation Committee is primarily responsible for overseeing and annually approving Mr. Davis’ compensation. In 2018, neither the Company nor our Compensation Committee used the services of a compensation consultant in determining Mr. Davis’ compensation.

Role of Management

Our Chief Executive Officer makes recommendations to the Compensation Committee and Board regarding the amount and form of Mr. Davis’ compensation.

Executive Compensation Program and 2018 Decisions Regarding Compensation

Base Salary

Mr. Davis is paid a base salary providing him with a guaranteed income stream which does not vary with performance. Mr. Davis’ base salary during 2018 was $550,000. As provided in his employment agreement (see description below), Mr. Davis’ base salary is reviewed on an annual basis. Mr. Davis’ base salary remained unchanged at $550,000 in 2016, 2017 and 2018.

Annual Bonus

Mr. Davis is entitled to a discretionary annual bonus (see the description of Mr. Davis’ employment agreement below). The annual bonus is used to ensure that a portion of his compensation is at risk, and that he has the opportunity to receive a variable amount of compensation based on the Compensation Committee’s evaluation of his and the Company’s performance. The Compensation Committee does not use pre-established performance goals in its evaluations. The bonus is payable in our Common Stock or cash or a combination thereof, as determined by our Compensation Committee, in its sole discretion.

While the amount, if any, of an annual bonus is determined by our Compensation Committee in its sole discretion, the Compensation Committee looks at many factors in its decision-making process relating to the amount, if any, of the annual bonus. The factors generally involve the following:

•	Reviewing Company performance. Our Compensation Committee reviews all aspects of financial and operational performance of the Company, and also assesses Company performance in relation to the Company’s business direction, as determined by the Compensation Committee, taking into account changing economic and market environments.
•	Individual performance. Our Compensation Committee also evaluates individual performance beyond purely financial measures, including, generally, one or any combination of the following: (a) exceptional performance of the individual’s functional responsibilities; (b) leadership; (c) creativity; (d) innovation; (e) collaboration; (f) development and implementation of growth initiatives; and (g) other activities that are critical to driving long-term value for stockholders.
•	Measuring performance. After the end of the fiscal year, our Compensation Committee reviews Company and individual performance. The Compensation Committee does not apply a rigid set of rules for determining the relative importance of the factors discussed above. Our Compensation Committee may emphasize or weight particular factors differently for each fiscal year.

After considering a variety of factors, including but not limited to Mr. Davis’ level of responsibility, the Company’s financial and operational performance, and other cultural factors specific to the Company’s philosophy and mission, in February 2019 the Compensation Committee approved and recommended to the Board, which subsequently approved, a cash bonus of $400,000 to Mr. Davis for 2018 performance. The Compensation Committee determined to pay Mr. Davis a cash bonus primarily due to his significant role with the Company and his contribution to the Company’s financial performance in 2018.

Long-Term Incentive

The Company maintains the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, under which the Compensation Committee may grant long-term incentives, in the form of cash or equity, in its discretion. As disclosed in the Summary Compensation Table and the Grant of Plan-Based Awards Table, the Compensation Committee approved a grant of 45,900 shares of restricted stock to Mr. Davis on February 27, 2018. The restricted stock vested 33.3% on February 27, 2019, and will vest 33.3% on February 27, 2020 and 33.4% on February 27, 2021, subject to Mr. Davis’ continued employment through each vesting date. The Compensation Committee determined to grant Mr. Davis this award primarily due to his significant role with the Company and his contribution to the Company’s financial performance in 2017 relative to industry peers. The Compensation Committee approved a grant of 62,271 shares of restricted stock to Mr. Davis on February 19, 2019, which will vest 33.3% on February 19, 2020, 33.3% on February 19, 2021 and 33.4% on February 19, 2022, subject to Mr. Davis’ continued employment through each vesting date. The Compensation Committee determined to grant Mr. Davis this award primarily due to his significant role with the Company and his contribution to the Company’s financial performance in 2018. This award will be reflected in the compensation tables of the proxy statement for the

2020 annual meeting of stockholders. Any dividends paid on the shares of restricted stock during the period such restricted stock is unvested will accrue and be paid if and when the shares of restricted stock vest.

401(k) Retirement Savings Plan

We sponsor a 401(k) plan for our eligible employees, including Mr. Davis. In any given year, the Company has discretion to make employer contributions in the form of matching contributions and/or profit sharing contributions to the plan accounts of our eligible employees.

Benefits and Perquisites

Mr. Davis receives benefits and perquisites that are substantially the same as those offered to other employees of the Company and its subsidiaries, including vacation, sick time, participation in medical, dental and insurance programs, all in accordance with the terms of such plans and programs in effect from time to time. No material changes were made to the Company’s benefits and perquisites during 2018.

Risk and Compensation Policies

In considering the risks to the Company and its business that may be implied by our compensation plans and programs, our Compensation Committee considers the design, operation and mix of the plans and programs at all levels of the Company. Our compensation program is designed to mitigate the potential to reward excessive risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode stockholder value.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All other compensation ($)(8)	Total ($)
Kirk Davis Chief Operating Officer	2018	550,000	400,000	(1)	750,000	(4)	0	3,092	1,703,092
	2017	550,000	750,000	(2)	400,000	(5)	15,636	3,231	1,718,867
	2016	550,000	500,000	(3)	400,000	(6)	8,314	4,212	1,462,526
(1)	This amount reflects the bonus amount that was earned in 2018 and paid in 2019.
(2)	This amount reflects the bonus amount that was earned in 2017 and paid in 2018.
(3)	This amount reflects the bonus amount that was earned in 2016 and paid in 2017.
(4)	This amount reflects a grant of 45,900 shares of restricted stock on February 27, 2018. The closing price of our stock on the previous trading day was $16.34. The restricted stock vested 33.3% on February 27, 2019 and 33.3% will vest on February 27, 2020 and 33.4% on February 27, 2021, subject to Mr. Davis’ continued employment through each vesting date.
(5)	This amount reflects a grant of 25,173 shares of restricted stock on February 20, 2017. The closing price of our stock on the previous trading day was $15.89. The restricted stock vested 33.3% on February 20, 2018, and 33.3% on February 20, 2019, and will vest 33.4% on February 20, 2020, subject to Mr. Davis’ continued employment through each vesting date.
(6)	This amount reflects a grant of 26,247 shares of restricted stock on February 23, 2016. The closing price of our stock on that date was $15.24. The restricted stock vested 33.3% on February 23, 2017, 33.3% on February 23, 2018 and 33.4% on February 23, 2019, subject to Mr. Davis’ continued employment through each vesting date.
(7)	The amounts in this column represent the aggregate change in the actuarial present value of Mr. Davis’ accumulated benefit under the George W. Prescott Publishing Company Pension Plan, which was frozen effective December 31, 2008. The actual change in pension value for 2018 was a decrease, but in accordance with SEC disclosure rules, negative changes in pension values are not included in the summary compensation table.
(8)	The amounts in this column reflect contributions to Mr. Davis’ 401(k) plan by the Company.

Grants of Plan-Based Awards in 2018

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Kirk Davis	2/27/18	45,900	(1)	750,000
(1)	The restricted stock vested 33.3% on February 27, 2019, and will vest 33.3% on February 27, 2020 and 33.4% on February 20, 2021, subject to Mr. Davis’ continued employment through each vesting date.

Employment Agreement

Mr. Davis and our Predecessor entered into an employment agreement, effective as of January 9, 2009, as amended on March 6, 2012. Mr. Davis was appointed as Chief Executive Officer of GateHouse in February 2014 and continues to be employed in that role pursuant to his employment agreement described below.

Pursuant to his employment agreement, which has no guaranteed term of employment or renewal provision, Mr. Davis’ annual base salary shall be reviewed on an annual basis and adjusted upward in the sole discretion of the Board. Pursuant to his employment agreement, Mr. Davis also is eligible for an annual bonus, based on the achievement, as determined by the Board in its sole discretion, of certain performance standards agreed to by Mr. Davis and the Company. Such bonus may be paid in such combination of cash and shares of Common Stock as determined by the Board, in its sole discretion. Mr. Davis’ employment agreement also provides that he will be entitled to all usual benefits offered to employees at his level, including vacation, sick time, participation in medical, dental and insurance programs, as well as the ability to participate in the 401(k) retirement savings plan. In addition, Mr. Davis’ employment agreement entitles him to certain severance payments and benefits, described below in the section entitled “Potential Payments Upon Resignation, Termination or Change in Control.”

Mr. Davis has no employment agreement with New Media.

Pay Mix

Mr. Davis’ compensation earned in respect of 2018 consisted of 32.4% base salary, 23.5% annual bonus and 44.1% long-term incentive.

For information regarding the Company’s long-term incentive program, consisting of a grant of restricted stock to Mr. Davis, please see the section titled “Executive Compensation Program and 2018 Decisions Regarding Compensation.”

Outstanding Equity Awards at December 30, 2018

In 2018, we granted options to purchase up to 690,000 shares of our Common Stock to our Manager in connection with our April 2018 equity offering. The grant date fair value of the option awards granted to our Manager was approximately $1.4 million. For information regarding assumptions used in determining these valuations, please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

The table below sets forth the outstanding option and equity awards that were granted to our executive officers as of December 30, 2018. The option awards held by Mr. Reed (“Tandem Awards”) correspond on a one-to-one basis with the options granted to our Manager (or an affiliate of our Manager), such that exercise of the option by Mr. Reed would result in the corresponding option held by our Manager being cancelled.

Outstanding Equity Awards at December 30, 2018

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)		Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael E. Reed	—	150,000	13.24	(3)	11/30/2026	—		—
	—	22,500	13.24	(3)	12/31/2026	—		—
Kirk Davis	—	—	—		—	8,766	(4)	100,552	(7)
	—	—	—		—	16,790	(5)	192,586	(7)
	—	—	—		—	45,900	(6)	526,473	(7)
(1)	Upon the grant of options to our Manager or an affiliate of our Manager (the “Manager Options”), such Manager Options are fully vested and become exercisable over a 30-month period (the “Total Exercisability Period”) in equal monthly installments beginning on the first of each month following the month in which the options were granted. When Tandem Awards are granted, the Manager Options become exercisable in equal monthly installments over a portion of the Total Exercisability Period equal to the product of (i) the ratio of Manager Options not subject to Tandem Awards to the total number of Manager Options (including Manager Options underlying such Tandem Awards) multiplied by (ii) 30 (such period, the “Manager Exercisability Period”). Following the Manager Exercisability Period, the Tandem Awards vest in generally equal monthly installments over the remainder of the Total Exercisability Period and become exercisable only at the end of the Total Exercisability Period.
(2)	Represents the expiration date of the related Manager Options that serve as the basis for the Tandem Award held by the executive officer. In general, the expiration date of the Tandem Award occurs prior to the expiration date of the underlying Manager Option.
(3)	The exercise price of the Tandem Awards was adjusted from $16.00 to $13.24 to correspond to the adjustment to the exercise price of the related Manager Awards as further described in Note 11 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2018.
(4)	26,247 shares of restricted stock were granted on February 23, 2016. The restricted stock vested 33.3% on February 23, 2017, 33.3% on February 23, 2018 and 33.4% on February 23, 2019.
(5)	25,173 shares of restricted stock were granted on February 20, 2017. The restricted stock vested 33.3% on February 20, 2018 and 33.3% on February 20, 2019 and will vest 33.4% on February 20, 2020, subject to Mr. Davis’ continued employment through each vesting date.
(6)	45,900 shares of restricted stock were granted on February 27, 2018. The restricted stock vested 33.3% on February 27, 2019 and will vest 33.3% on February 27, 2020 and 33.4% on February 27, 2021, subject to Mr. Davis’ continued employment through each vesting date.
(7)	The market value of shares that have not vested was calculated using a stock price of $11.47, which was the closing price of our common stock as of December 28, 2018, the last trading day of our fiscal year.

All options granted to our Manager (or an affiliate of our Manager) will become fully vested and exercisable upon a “change of control” (as defined in the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan). All Tandem Awards will become fully vested and exercisable if the holder’s employment with our Manager and its affiliates is terminated without cause within 12 months following a change of control of the Company. The estimated intrinsic value of outstanding option awards held by our Manager (or an affiliate of our Manager) as of December 30, 2018 that would have been accelerated had a change in control occurred on December 30, 2018 is approximately $0.

Option Exercises and Stock Vested in 2018

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kirk Davis	—	—	31,711	503,873
(1)	Summarizes the value realized from the vesting of restricted stock awards granted to Mr. Davis prior to 2018 and vested during 2018.
(2)	The value realized on vesting is equal to the closing price of a share on the date of vesting multiplied by the number of shares vested.

Pension Benefits

The following table sets forth Mr. Davis’ retirement benefits under our pension plans as of December 30, 2018.

Name	Plan name	Number of years credited service (#)		Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Kirk Davis	Prescott Pension Plan	4.8	(1)	87,394	—
(1)	The number of years of credited service differs from Mr. Davis’ actual number of years of service with the Company because it consists of service with an acquired entity, and the plan was frozen in 2008.

We maintain one defined benefit plan that Mr. Davis may receive benefits under, the George W. Prescott Publishing Company Pension Plan (the “Prescott Pension Plan”). The Prescott Pension Plan benefits the employees of the George W. Prescott Publishing Company by providing funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Benefits under the Prescott Pension Plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the Prescott Pension Plan are payable from the assets held by a tax-exempt trust, and are based on earnings up to a compensation limit under the Internal Revenue Code (which was $230,000 in 2008). Mr. Davis participated in the plan during his employment with the George W. Prescott Publishing Company.

Effective December 31, 2008, the Prescott Pension Plan was amended to freeze benefit accruals and participation. The terms and conditions below relate solely to Mr. Davis and the other participants in the Prescott Pension Plan.

The “Normal Retirement Benefit” is expressed as an annual single life annuity payable from normal retirement age for the remainder of his life. The benefit under the Prescott Pension Plan is equal to an amount equal to the sum of (i) and (ii):

(i)	an amount equal to the product of:
(a)	0.5% of Mr. Davis’ Average Compensation (as defined below) not in excess of the covered compensation base plus 1% of his Average Compensation in excess of the covered compensation base; and (b) Mr. Davis’ years of Accrued Service (as defined below) (not in excess of 40).
(ii)	an amount equal to the product of:
(a)	0.67% of Mr. Davis’ Average Compensation; and
(b)	Mr. Davis’ years of Accrued Service in excess of 40.

“Average Compensation” means the average of Mr. Davis’ highest compensation paid during any five consecutive plan years of the ten plan years prior to December 31, 2008. “Compensation” means Mr. Davis’ total compensation in a plan year, excluding any bonuses, any overtime payments and employer contributions under the Prescott Pension Plan or under any other employee benefit plan of an affiliated company. Pay in excess of the Internal Revenue Code Section 401(a)(17) limit, is not considered. “Accrued Service” is the total number of years prior to January 1, 2009 (June 1, 2009 for IBT Union employees), during which the executive has completed at least 1,000 Hours of Service.

If Mr. Davis retires after reaching the age of 60 and has completed five years of vesting service, he is entitled to the Normal Retirement Benefit. However, the Normal Retirement Benefit will be reduced 0.56% for each month his retirement precedes his reaching the age of 65.

In the event Mr. Davis dies prior to the commencement of benefit payments, his spouse will be eligible for a death benefit protection. This provides that if Mr. Davis and spouse were married for at least one year prior to his date of death, then the spouse of Mr. Davis shall receive a survivor annuity which is equal to 50% of the pension Mr. Davis would have received had he retired on his date of death or age 60, if later, with a joint and 50% survivor annuity option.

If Mr. Davis dies after payment of his benefit under the Prescott Pension Plan has commenced, the death benefit payable, if any, shall be determined in accordance with the form in which the benefit was being paid. The pension benefit under the Prescott Pension Plan is reduced if paid before normal retirement age. The pension benefit is defined as a single life annuity. Optional annuity forms which are approximately equal in value are also available.

The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in FASB ASC Topic 715 and are consistent with those used in our financial statements as described in Note 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 30, 2018.

2018 Non-Qualified Deferred Compensation

Mr. Davis was not a participant in and did not make contributions to or withdrawals from any nonqualified deferred compensation plans during the fiscal year ending December 30, 2018.

Potential Payments Upon Resignation, Termination or Change in Control

The following table estimates the amount of compensation payable to Mr. Davis in the event of termination of his employment upon involuntary termination for “cause” or voluntary termination without “good reason,” involuntary termination without “cause” or voluntary termination for “good reason,” termination following a change of control, death and termination by reason of “disability.” The amounts shown are estimates assuming that such termination was effective as of December 30, 2018. Mr. Davis is entitled to receive certain amounts earned during his term of employment regardless of the manner in which his employment is terminated. These amounts include accrued but unpaid base salary and accrued and unused vacation pay through the date of such termination (the “Accrued Benefits”) and are not shown in the table.

Payments Made Upon Termination for Cause or Resignation without Good Reason

Pursuant to his employment agreement, if Mr. Davis’ employment is terminated by the Company for “Cause” or he voluntarily resigns without “Good Reason” (as such terms are defined below), he would not be entitled to any further compensation or benefits other than Accrued Benefits. Mr. Davis would also forfeit any unvested restricted stock awards.

Payments Made Upon Termination without Cause or Termination for Good Reason Unrelated to a Change in Control

Pursuant to his employment agreement, if Mr. Davis’ employment is terminated by the Company other than for Cause or is terminated by Mr. Davis for Good Reason unrelated to a change in control, in each case, not within 18 months following the earlier to occur of the commencement of any discussion with any individual or entity that ultimately results in a change in control or the occurrence of a change in control transaction (this period is referred to as the “Protection Period”), then he shall be entitled to:

(a)	the Accrued Benefits;
(b)	an amount equal to 12 months’ current base salary payable in accordance with the Company’s customary payroll practices;
(c)	any declared bonus not yet paid;
(d)	vesting of one-third of the shares of any restricted stock awards that are not vested as of the date of termination; and
(e)	continuation of health benefits at the same levels until the earlier of: (i) the time it takes Mr. Davis to become eligible for benefits from a new employer; or (ii) 12 months from the date of termination.

Payments Made Upon Termination without Cause or Termination for Good Reason following a Change in Control

Pursuant to his employment agreement, if Mr. Davis’ employment is terminated by the Company other than for Cause or is terminated by him for Good Reason following a change in control, in each case within the Protection Period, then he shall be entitled to:

(a)	the Accrued Benefits;
(b)	an amount equal to 24 months base salary plus “Average Monthly Bonus” (as defined below) payable in accordance with the Company’s customary payroll practices;
(c)	a pro-rated bonus for the year of termination;

(d)	vesting of all restricted stock awards that are not vested as of the date of termination, if the date of termination is within 12 months of the change in control;
(e)	up to 6 months of outplacement services; and
(f)	continuation of health benefits at the same levels until the earlier of: (i) the time it takes Mr. Davis to become eligible for benefits from a new employer; or (ii) 12 months from the date of termination.

Payments Made Upon Death or Disability

Pursuant to his employment agreement, if Mr. Davis’ employment is terminated by reason of death or Disability (as defined in his employment agreement), he generally would not be entitled to receive any further compensation or benefits other than the Accrued Benefits. If Mr. Davis fails to perform his duties as a result of disability or incapacity, he shall continue to receive his base salary and all other benefits and all other compensation unless and until his employment is terminated. However, if Mr. Davis’ employment is terminated by reason of death or Disability (as defined in the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan), his restricted stock would vest immediately, to the extent not previously forfeited.

Potential Payments upon Termination or Change of Control(1)

TERMINATION FOR CAUSE OR RESIGNATION WITHOUT “GOOD REASON”
Total	$0

TERMINATION WITHOUT CAUSE, RESIGNATION WITH “GOOD REASON” UNRELATED TO A “CHANGE IN CONTROL”
Annual bonus(2)	$750,000
Cash severance payment(3)	$550,000
Restricted stock awards(4)	$272,952
Continued health care benefits	$14,376
Total	$1,587,328

TERMINATION WITHOUT CAUSE, RESIGNATION WITH “GOOD REASON” FOLLOWING A “CHANGE IN CONTROL”
Annual bonus(5)	$400,000
Cash severance payment(6)	$2,200,000
Restricted stock awards(7)	$819,611
Continued health care benefits	$14,376
Outplacement(8)	$12,000
Total	$3,445,987

DEATH
Life insurance proceeds	$550,000
Restricted stock awards(7)	$819,611
Total	$1,369,611

DISABILITY
Restricted stock awards(7)	$819,611
Total	$819,611
(1)	This table assumes the specified termination events or change in control occurred on December 30, 2018.
(2)	This is the maximum amount based on the previous year’s bonus and is payable only if previously declared but remained unpaid.
(3)	The “cash severance payment” consists of a monthly payment for 12 months equal to the executive’s monthly base salary.
(4)	The “Restricted Stock Awards” amount represents the value of the accelerated vesting of a portion of Mr. Davis’ February 23, 2016, February 20, 2017 and February 27, 2018 grants of restricted stock using a stock price of $11.47, which is the closing price of our Common Stock as of December 28, 2018, trading the last day of our fiscal year.
(5)	This is the maximum amount based on his bonus for 2018.
(6)	The “cash severance payment” consists of a monthly payment for 24 months equal to the executive’s monthly base salary and Average Monthly Bonus (as defined below).
(7)	The “Restricted Stock Awards” amount represents the value of the accelerated vesting of Mr. Davis’ February 23, 2016, February 20, 2017 and February 27, 2018 grants of restricted stock using a stock price of $11.47, which is the closing price of our Common Stock as of December 28, 2018, trading the last day of our fiscal year.
(8)	This is an estimate of the amounts payable by the Company for outplacement services for the six-month period following termination of the named executive officer’s employment in connection with a change in control.

“Average Monthly Bonus” is defined as the arithmetic average of the last three annual bonuses paid to Mr. Davis or, if a lesser amount of bonuses have been paid, the arithmetic average of such bonuses, in each case, divided by 12.

“Cause” is generally defined as: (a) a conviction of, guilty plea concerning or confession of any felony; (b) any act of dishonesty in connection with GateHouse’s business; (c) any uncured material breach by Mr. Davis of his employment agreement; (d) any material breach of any reasonable and lawful rule or directive from GateHouse; (e) the gross or willful neglect of duties or gross misconduct by Mr. Davis; or (f) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the performance of Mr. Davis’ duties under his employment agreement.

“Good Reason” is generally defined as the occurrence of any one or more of the following at any time during Mr. Davis’ employment without his written consent: (a) the failure to maintain Mr. Davis in the same or better position with GateHouse which Mr. Davis held immediately prior to a change in control, or the removal of Mr. Davis as a member of the GateHouse board of directors; (b) a significant adverse change in the nature or scope of Mr. Davis’ authorities, powers, functions, responsibilities or duties immediately prior to the change in control; (c) a reduction in the aggregate of Mr. Davis’ base salary or annual cash bonus; (d) a reduction in Mr. Davis’ long-term incentive compensation opportunity; (e) the termination or denial of Mr. Davis’ rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any reduction that is generally applicable to all employees); (f) any change of Mr. Davis’ principal place of employment to a location more than 50 miles away from his principal place of employment immediately prior to a change in control; (g) any uncured failure to pay Mr. Davis any compensation when due; (h) the delivery to Mr. Davis of a written notice of the intent to terminate his employment for any reason, other than cause or disability, regardless of when such termination is intended to become effective; or (i) any failure by GateHouse to comply with any provision of his employment agreement.

Mr. Davis’ receipt of the payments and benefits outlined above are subject to his execution of a general release of claims against GateHouse and its affiliates. He also has restrictive covenants in his employment agreement for the benefit of GateHouse and its affiliates relating to non-competition during the term of employment and for the one year period following termination of his employment for any reason. Mr. Davis’ employment agreement also contains restrictive covenants relating to non-solicitation of employees, directors, agents, clients, customers, vendors, suppliers or consultants of GateHouse and its affiliates during the term of employment and for the one year period following termination of his employment for any reason.

Compensation of Directors

Each independent director receives an annual fee equal to $150,000. In addition, the chairs of each of the Audit, Nominating and Corporate Governance and Compensation Committees of the Board receive an annual fee of $10,000. Fees to independent directors may be made in cash or by issuance of shares of Common Stock, based on the value of such Common Stock at the date of issuance, rather than in cash. Of the aggregate annual fee of $150,000 for 2018, $75,000 was paid in cash, and the committee chair fees were paid in cash, all as disclosed in the table below. The remaining fees were paid by grant of stock awards in March of 2019. In accordance with SEC rules, any portion paid in stock awards will be reflected in the Director Compensation Table included in our proxy statement for next year’s annual meeting. The stock awards reflected in the Director Compensation Table below represent the portion of the 2017 director fees that were paid by grant of stock awards in March of 2018. Affiliated directors, however, are not separately compensated by us. All members of the Board are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Wesley R. Edens(3)	—	—	—
Theodore P. Janulis	85,000	75,013	160,013
Michael E. Reed(3)	—	—	—
Kevin M. Sheehan	85,000	75,013	160,013
Laurence Tarica	85,000	75,013	160,013
(1)	Amounts in this column reflect the portion of the annual fee paid to each of Messrs. Janulis, Sheehan and Tarica in cash, and the additional $10,000 fee paid in cash to each of Messrs. Janulis, Sheehan and Tarica as Chairs of the Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee, respectively.
(2)	Amounts in this column reflect the portion of the annual fee for 2017 paid to Messrs. Janulis, Sheehan and Tarica by grant of stock awards for 4,336 shares each on March 28, 2018, which fully vested upon grant. The number of shares of stock awarded was determined by dividing the portion of the annual fee to be paid by grant of stock ($75,000), by the closing price on the grant date ($17.30).
(3)	Messrs. Edens and Reed are not independent directors and so receive no compensation for services as a director.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the 2018 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.

Based on this review and their discussions, the Compensation Committee has recommended to the Board that the 2018 Compensation Discussion and Analysis be included in this Proxy Statement for the 2018 Annual Meeting to be filed with the SEC.

The Compensation Committee
Theodore P Janulis, Chair
Kevin M. Sheehan, Member
Laurence Tarica, Member

Compensation Committee Interlocks and Insider Participation

None.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NYSE.

To our knowledge, based solely on review of the copies of such reports furnished to us during the year ended December 30, 2018, all reports required to be filed by our directors, executive officers and greater-than-ten-percent owners were timely filed in compliance with the Section 16(a) filing requirements.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our Common Stock as of April 8, 2019 (except as otherwise noted) by (a) each person known by us to be a beneficial owner of more than 5% of our outstanding Common Stock, (b) each of our directors and our named executive officers, and (iii) all directors and executive officers as a group.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. We have outstanding an aggregate of 60,241,078 shares of Common Stock as of April 8, 2019.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Michael E. Reed(3)	386,911	*%
Wesley R. Edens(4)	340,215	*%
Kirk Davis(5)	209,933	*%
Laurence Tarica	103,070	*%
Kevin M. Sheehan(6)	34,329	*%
Theodore P. Janulis	23,070	*%
All directors, nominees and executive officers as a group (6 persons)	1,097,528	1.82%

BlackRock, Inc.(7) 55 East 52nd Street New York, New York 10055	8,862,925	14.71%

The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,104,775	10.13%

Franklin Mutual Advisers, LLC(9) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078-2789	3,205,203	5.32%

Leon G. Cooperman(10) 1211 Avenue of the Americas, Suite 2902 New York, New York 10036	2,543,900	4.22%

Dimensional Fund Advisors LP(11) 6300 Bee Cave Road Building One Austin, Texas 78746	4,437,078	7.37%
*	Denotes less than 1%.
(1)	The address of all of the officers and directors listed in the table above are in the care of FIG LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.
(2)	Percentages shown assume the exercise by such persons of all options and warrants to acquire shares of our Common Stock that are exercisable within sixty days after April 8, 2019 and no exercise by any other person.
(3)	Includes 9,550 shares of Common Stock issuable upon exercise of ten-year warrants to purchase Common Stock at an exercise price of $46.35 per share.
(4)	Includes 293,015 shares of Common Stock held by Mr. Edens and 47,200 shares of Common Stock held by WRE 2012 Trust LLC, over which Mr. Edens has investment discretion. Does not include 335 shares of Common Stock held by Mr. Edens’ spouse; does not include 7,219 shares of Common Stock held by a charitable trust of which Mr. Edens’ spouse is sole trustee, and Mr. Edens disclaims beneficial ownership of the shares of Common Stock held by this charitable trust; does not include 7,219 shares of Common Stock held by a charitable trust of which Mr. Edens is trustee, and Mr. Edens disclaims beneficial ownership of the shares of Common Stock held by this charitable trust. The change in the amount of Mr. Eden’s beneficial ownership from the amount disclosed in the Company’s 2017 proxy statement is not the result of any sale of securities of the Company by Mr. Edens; shares and options held by affiliates of Fortress Investment Group LLC are no longer reported as beneficially owned by Mr. Edens.
(5)	Includes 1,700 shares of Common Stock issuable upon exercise of ten-year warrants to purchase Common Stock at an exercise price of $46.35 per share. Includes the following grants of restricted stock, which vest subject to Mr. Davis’ continued employment through each vesting date: (i) 25,173 shares of restricted stock granted on February 20, 2017, which vested 33.3% on February 20, 2018 and 33.3% on February 20, 2019 and will vest 33.4% on February 20, 2020; and (ii) 45,900 shares of restricted stock granted on February 27, 2018, which vested 33.3% on February 27, 2019, and will vest 33.3% on February 27, 2020 and 33.4% on February 27, 2021. Mr. Davis may vote these unvested shares of restricted stock but may not transfer them.

(6)	Includes 1,259 shares of Common Stock issuable upon exercise of ten-year warrants to purchase Common Stock at an exercise price of $46.35 per share.
(7)	Based on information set forth in Schedule 13G/A filed on January 31, 2019 by BlackRock, Inc. with respect to 8,862,925 shares of Common Stock. BlackRock, Inc. reports sole voting power with respect to 8,596,507 shares and sole dispositive power with respect to 8,862,925 shares as the parent holding company or control person of BlackRock International Limited; BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC.
(8)	Based on information set forth in Schedule 13G/A filed on February 11, 2019 by The Vanguard Group, Inc. with respect to 6,104,775 shares of Common Stock. The Vanguard Group reports sole voting power with respect to 55,765 shares, shared voting power with respect to 8,127 shares, sole dispositive power with respect to 6,045,887 shares and shared dispositive power with respect to 58,888 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 50,761 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 13,131 shares as a result of its serving as investment manager of Australian investment offerings.
(9)	Based on information set forth in Schedule 13G/A filed on January 30, 2019 by Franklin Mutual Advisers, LLC, with respect to 3,205,203 shares of Common Stock beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisors, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc.. Franklin Mutual Advisors, LLC reports that it has sole voting power and dispositive power with respect to all 3,205,203 shares of Common Stock. and disclaims beneficial ownership with respect to these shares.
(10)	Based on information set forth in Schedule 13G/A filed on February 14, 2019 by Leon G. Cooperman (the “Reporting Person”), with respect to 2,543,900 shares of Common Stock, which includes (i) 1,600,000 shares of Common Stock held by the Reporting Person; (ii) 400,700 shares of Common Stock held in the account of the Reporting Person’s spouse, Toby Cooperman, over which the Reporting Person has investment discretion; (iii) 115,600 shares of Common Stock held in the account of the Leon & Toby Cooperman Family Foundation over which the Reporting Person has investment discretion; (iv) 200,000 shares of Common Stock held in the account of the Michael S. Cooperman WRA Trust, over which the Reporting Person has investment discretion; (v) 201,100 shares of Common Stock held in the account of the Reporting Person’s son, Michael S. Cooperman, over which the Reporting Person has investment discretion; (vi) 25,000 shares of Common Stock held in the accounts of Uncommon Knowledge and Achievement, Inc., a 501(c)(3) Delaware charitable foundation; and (vii) 1,500 shares of Common Stock held in a UTMA account for the Reporting Person’s minor grandchild over which the Reporting Person has investment discretion. The Reporting Person reports sole voting and dispositive power with respect to 2,518,900 shares and shared voting and dispositive power with respect to 25,000 shares.
(11)	Based on information set forth in Schedule 13G filed on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional Fund”), with respect to 4,437,078 shares of Common Stock. Dimensional Fund reports sole voting power with respect to 4,291,437 shares and sole dispositive power with respect to 4,437,078 shares. Dimensional Fund reports sole voting power with respect to 4,291,437 shares and sole dispositive power with respect to 4,437,078 shares. Dimensional Fund, an investment adviser who furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Dimensional Funds”), reports that the 4,437,078 shares are all owned by the Dimensional Funds. Dimensional Fund disclaims beneficial ownership with respect to all such shares.

RELATED PERSONS TRANSACTIONS

Review of Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings, participation in other investment opportunities generally made available to our Manager’s employees and certain commercial dealings with UpCurve, Inc. (formerly GateHouse Media Ventures, Inc.), provided that (a) the terms and conditions represent the result of arms-length negotiation and are no more favorable to the related party than the terms available to similarly situated third parties and (b) the annual value is reasonably anticipated to be less than $1.5 million.

As of December 30, 2018, Fortress and its affiliates owned approximately 1.1% of the Company’s outstanding stock and approximately 39.5% of the Company’s outstanding warrants.

In addition, our Chairman, Wesley Edens, is also a Principal, the co-Chief Executive Officer and a member of the board of directors of Fortress. We do not pay Mr. Edens a salary or any other form of compensation.

The Company’s Chief Executive Officer and former Chief Financial Officer are employees of the Manager and their salaries are paid by the Manager.

On February 28, 2018, we acquired substantially all of the assets of Holden Landmark Corporation, a Massachusetts corporation and a company in which our Chief Operating Officer owned an interest, for $1.2 million plus working capital.

In January 2019, we invested approximately $0.4 million in TouchCare Holdings LLC (“TouchCare”), owner and operator of an online analytics health advocacy platform. Mr. Edens is a co-founder and director of TouchCare and Mr. Reed also serves as a director of TouchCare. In addition, GateHouse contracts with TouchCare to provide consumer-education driven medical offerings that had an annual services payment of approximately $0.1 million in 2018.

In the ordinary course of our business, we may, from time to time, engage in transactions with companies that are either affiliates of or have a relationship with SoftBank Group Corp. (“SoftBank”) and its affiliates. Softbank is the parent company of Fortress.

Management Agreement

We are managed by the Manager, an affiliate of Fortress, pursuant to the terms of the Amended and Restated Management and Advisory Agreement, dated as of March 6, 2015 (the “Management Agreement”), between us and our Manager. Our Management Agreement requires our Manager to manage our assets and operations subject to the supervision of our Board. Our Manager is responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for investments of the Company (“Investments”), borrowings and operations;
(ii)	investigation, analysis, valuation and selection of investment opportunities;
(iii)	counseling the Company in connection with policy decisions to be made by our Board;
(iv)	assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

(v)	performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as our Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
(vi)	performing other duties as specified in the Management Agreement.

Term; Termination

The Management Agreement will be renewed automatically each year for an additional one-year period unless (a) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of outstanding shares of our Common Stock, reasonably agree that there has been unsatisfactory performance that is materially detrimental to us or (b) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair; provided, that we shall not have the right to terminate our Management Agreement under the foregoing clause (b) if the Manager agrees to continue to provide the services under the Management Agreement at a fee that our independent directors have determined to be fair.

If we elect not to renew our Management Agreement at the expiration of any such one-year extension term as set forth above, our Manager will be provided with written notice of any such termination not less than 60 days prior to the expiration of the then existing term. In the event of such termination, we would be required to pay the termination fee described below. We may also terminate our Management Agreement at any time for cause effective upon sixty (60) days prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

(a)	the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the Principal) under the Management Agreement;
(b)	our Manager’s fraud, misappropriation of funds, or embezzlement against us; and
(c)	our Manager’s gross negligence of duties under our Management Agreement.

In addition, our Manager may terminate our Management Agreement effective upon sixty (60) days prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continues for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described below.

Management Fee

We pay our Manager an annual management fee equal to 1.50% per annum of our Total Equity (as defined in the Management Agreement) calculated and payable monthly in arrears in cash. Total Equity is generally the equity transferred by Newcastle Investment Corp. on the date on which our shares began trading in the “regular way” market on the NYSE, plus total net proceeds from any equity capital raised (including through stock offerings), plus certain capital contributions to subsidiaries, plus the equity value of certain assets contributed to the Company, less capital dividends and capital distributions.

Incentive Compensation

Our Manager is eligible to receive on a quarterly basis annual incentive compensation in an amount equal to the product of 25% of the dollar amount by which (a) the Adjusted Net Income of the Company exceeds (b)(i) the weighted daily average Total Equity (plus cash capital raising costs), multiplied by (ii) a simple interest rate of 10% per annum.

“Adjusted Net Income” means net income (computed in accordance with U.S. GAAP) plus depreciation and amortization, and after adjustments for (a) unconsolidated partnerships, joint ventures and permanent cash tax savings and (b) other non-routine items. “Other non-routine items” means (a) (i) write-offs of unamortized deferred financing fees, or additional costs, make-whole payments, penalties or premiums incurred as the result of early repayment of debt, (ii) changes in the fair value of contingent consideration and financial instruments, (iii) preferred stock redemption charges, (iv) gains or losses related to litigation, claims, and other contingencies, (v) losses on early extinguishment of debt, (vi) charges or income related to changes in income tax valuation allowances, tax litigation or settlements, (vii) impairments or reversals of impairments, and (viii) integration expenses related to acquisitions, and (b) other adjustments approved by the Independent Directors upon reasonable request by the Manager from time to time. Adjusted net income will be computed on an unconsolidated basis. The computation of adjusted net income may be adjusted at the direction of the independent directors upon reasonable request by the Manager based on changes in, or certain applications, of GAAP.

Upon any termination of our Management Agreement by either party, we shall be entitled to purchase our Manager’s right to receive incentive compensation from our Manager for a cash purchase price equal to the amount that would be distributed to our Manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments, the “Incentive Compensation Fair Value”) or otherwise continue to pay the incentive compensation to the Manager. In addition, if we do not elect to so purchase the Manager’s right to receive incentive compensation, our Manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our Manager.

Our Board may request that our Manager accept all or a portion of its incentive compensation in shares of our Common Stock, and our Manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the NYSE or otherwise.

Upon the successful completion of an offering of shares of our Common Stock or any shares of preferred stock (including in connection with a merger or acquisition in which such Common Stock or preferred stock are issued as consideration), we will grant our Manager or an affiliate of our Manager options to purchase Common Stock equal to 10% of the number of shares being sold in the offering, with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser.

Reimbursement of Expenses

Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, following the Listing, our Manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under our Management Agreement. Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager’s employees, rent for facilities and other “overhead” expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition, operation and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our distribution agent.

During the fiscal year ended December 30, 2018, the amounts earned by our Manager were $10.7 million of management fees, $11.1 million of incentive compensation and $2.5 million of expense reimbursement.

Termination Fee

The termination fee is a fee equal to the amount of the management fee during the 12 months immediately preceding the date of termination. In addition, upon any termination of our Management Agreement by either party, we shall be entitled to purchase our Manager’s right to receive incentive compensation from our Manager, or if we do not elect to so purchase the Manager’s right to receive incentive compensation, our Manager will have the right to require us to purchase the same, for a cash purchase price equal to the Incentive Compensation Fair Value. The Incentive Compensation Fair Value is an amount equal to the incentive compensation that would be paid to the Manager if our assets were sold for cash at their then current fair market value (taking into account, among other things, the expected future performance of the underlying investments).

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Matters Relating to the Independent Registered Accounting Firm

Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal year ended December 30, 2018. The Audit Committee of the Board has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 29, 2019, and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP will participate in the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the fiscal year 2019.

The following table sets forth the fees, which include out-of-pocket expenses, for services provided by Ernst & Young LLP (“EY”) during the fiscal years 2018 and 2017, ending December 30, 2018 and December 31, 2017, respectively.

Year	2018	2017
Audit Fees	$3,193,191	$3,189,878
Audit-Related Fees	$106,290	$196,610
Tax Fees	$35,000	—
All Other Fees	—	—
Total	$3,334,481	$3,386,488

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

(a)	Audit Fees. These are fees for professional services rendered by EY for the audit of the Company's annual financial statements, including the audit of internal control over financial reporting, the reviews of the Company's quarterly reports on Form 10-Q and services relating to SEC filing matters.
(b)	Audit-Related Fees. These services consist of accounting consultations or due diligence assistance with acquisitions.
(c)	Tax Fees. Tax fees would include professional services rendered by EY with respect to tax compliance (i.e. tax returns), tax advice and tax planning.
(d)	All Other Fees. All other fees would include professional services rendered by EY that are not included as audit fees, audit-related fees or tax fees. No services were rendered during 2018 or 2017 that would cause EY to bill the Company amounts constituting “All Other Fees”.

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by the independent registered public accounting firm prior to its engagement for such services. For each engagement, management provides the Audit Committee with information about the services and fees sufficiently detailed to allow the Audit Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor. After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officer, Kirk Davis, as disclosed in this Proxy Statement through a “say-on-pay” vote. As described above in the Compensation Discussion and Analysis, in 2015 we held an advisory vote on the frequency of our say-on-pay vote, which resulted in approximately 90.6% of votes recommending an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote to be held at our 2021 annual meeting of stockholders. As also described in the Compensation Discussion and Analysis included in this Proxy Statement, the other executive officers of the Company are not employees of the Company, and the Company has not and does not intend to compensate them directly.

The Board recommends that you vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officer, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal enables our stockholders to express their views with respect to the compensation of our named executive officer and our overall compensation philosophy and practices. The “say-on-pay” vote is an advisory vote which does not bind the Company or our Board. Nonetheless, the Board and the Compensation Committee will consider the results of the vote as appropriate when making compensation decisions with respect to our named executive officer.

PROPOSAL NO. 4 STOCKHOLDER PROPOSAL REQUESTING “MAJORITY VOTING” IN UNCONTESTED ELECTIONS OF DIRECTORS

California Public Employees’ Retirement System, P.O. Box 2749, Sacramento, California 95812, has advised us that they plan to introduce the following resolution at the Annual Meeting and has indicated that it has been a beneficial owner of shares of Company common stock having a market value in excess of $2,000 for at least the preceding year. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board has determined to make no voting recommendation on this stockholder proposal.

“SHAREOWNER PROPOSAL

RESOLVED, that the shareowners of New Media Investment Group Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CaIPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company's current voting system, a director may be elected with as little as one affirmative vote because "withheld" votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote "against" candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say "no" to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CaIPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company's shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.”

Statement of the Board of Directors

Our Board has considered the proposal set forth above relating to majority voting for uncontested director elections, and has determined to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a non-binding recommendation to the Board if approved by stockholders. The Board recognizes that there are valid arguments in favor of, and in opposition to, majority voting in uncontested director elections. The Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.

Supporters of plurality voting contend, among other things, that plurality voting is the default standard for director elections under Delaware law, that adopting a majority voting standard would unnecessarily complicate director elections, and that adoption of majority voting could lead to unintended consequences such as no directors being elected, the Company not being in compliance with applicable NYSE or SEC rules regarding independent directors or the potential loss of a person whose service the Board believes would make a valuable contribution to the Board’s oversight of the Company’s business and affairs. Supporters of a majority voting standard often make arguments such as those set forth above in the proponent’s supporting statement.

Approval of this proposal requires the affirmative vote of a majority of shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter. Such approval would not, by itself, implement majority voting. In order to implement majority voting, the Company’s Bylaws would need to be amended. If stockholders approve this proposal at the Annual Meeting, the Board intends to present, for a vote of stockholders at the 2020 Annual Meeting of Stockholders, an amendment to the Bylaws that would implement majority voting in director elections.

Properly provided proxies will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares are to be voted on this proposal, such shares will be counted as abstentions. However, because approval of the proposal requires the affirmative vote of a majority of shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, abstentions will have the same effect as a vote “against” the proposal.

The Board of Directors makes no recommendation on this proposal.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS FOR
2020 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2020 Annual Meeting if they are received by the Company no later than 120 days before the one year anniversary of the date of this Proxy Statement, or December 14, 2019. However, if the 2020 Annual Meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, to be timely, a stockholder proposal must be received no later than a reasonable time before the Company begins to print and send its Notice of Internet Availability. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for inclusion of stockholder proposals in company-sponsored proxy materials. Any proposals should be directed to the attention of the Company’s Secretary at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.

In order for a stockholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), the Company’s Bylaws require that such proposal must be received by the Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. Accordingly, in order for a proposal relating to business to be conducted at our 2020 Annual Meeting to be “timely” under the Company’s Bylaws, it must be received by the Secretary of the Company at our principal executive office no earlier than January 24, 2020 and no later than February 23, 2020. However, in the event that the date of the 2020 Annual Meeting is advanced or delayed by more than 30 days from May 23, 2020, for a proposal by the stockholders to be timely, it must be received no earlier than the opening of business 120 days before the date of such annual meeting, and not later than the close of business on the 10th day after the earlier of the mailing of the notice of the annual meeting of stockholders or the day on which public announcement of the date of such meeting is made by the Company.

OTHER MATTERS

The Board knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC that are available to the public on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.newmediainv.com. Such information, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018, will also be furnished without charge upon written request to New Media Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

A number of brokerage firms have instituted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the firm delivers only one copy of the Notice of Internet Availability or paper copies of the Annual Report and Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. If your shares are held in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Stockholders of Record. If you vote on the Internet at www.voteproxy.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS IDENTIFIED HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 12, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE NOTICE OF INTERNET AVAILABILITY TO STOCKHOLDERS NOR THE ELECTION OF THE NOMINEES DESCRIBED HEREIN WILL CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board,

/s/ Cameron D. MacDougall

NEW MEDIA INVESTMENT GROUP INC.
1345 AVENUE OF THE AMERICAS
NEW YORK, NY 10105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Theodore P. Janulis 02 Michael E. Reed

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 29, 2019.	☐	☐	☐
3. Approval, on an advisory basis, of executive compensation.	☐	☐	☐

The Board of Directors makes no recommendation on proposal 4:	For	Against	Abstain
4. Vote on the stockholder proposal requesting "majority voting" in uncontested elections of directors.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. For detailed instructions on how to register and attend the Annual Meeting, please see the proxy statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000417229_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com .

NEW MEDIA INVESTMENT GROUP INC.
Annual Meeting of Stockholders
May 23, 2019 8:00 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael E. Reed and Cameron D. MacDougall, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of NEW MEDIA INVESTMENT GROUP INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, EDT on May 23, 2019, at the Woodcliff Hotel & Spa, 199 Woodcliff Drive, Fairport, NY 14450, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the listed nominees for directors, FOR proposals 2 and 3, ABSTAIN on proposal 4, and in the discretion of the proxy holders on any other matter that properly comes before the meeting.

Continued and to be signed on reverse side

0000417229_2 R1.0.1.18